EXHIBIT 99.1

People’s First Choice, LLC (“Blüm Santa Ana”) Granted Temporary Restraining Order Against New Patriot Holdings, Inc.

SANTA ANA, Calif., March 01, 2024 (GLOBE NEWSWIRE) -- Blum Holdings, Inc. (OTCQB: BLMH) (the “Company,” “Blüm,” “we” or “us”), a cannabis company with operations throughout California, announced today the grant of a Temporary Restraining Order against New Patriot Holdings, Inc. (“New Patriot”), an entity controlled in part by Jay Yadon. Mr. Yadon is also a principal of People’s California, LLC, an entity involved in separate litigation with Unrivaled Brands, Inc., a wholly-owned subsidiary of Blüm. Bernard Steimann is the Managing Member of People’s California.

The matter involved parking spaces used by Blüm Santa Ana. Blüm Santa Ana’s request for a Temporary Restraining Order argued that if New Patriot were allowed to terminate a parking agreement between the parties that Blüm Santa Ana’s business would be irreparably harmed and that Blüm Santa Ana was likely to prevail on its claim that New Patriot had breached the agreement by attempting to terminate Blüm Santa Ana’s right to access the parking. The court found in Blüm Santa Ana’s favor that pending a hearing on a request for preliminary injunctive relief through JAMS, New Patriot, its officers, agents, servants, employees, and attorneys were directed to permit Blüm Santa Ana’s exclusive use and access to parking spaces.

Deron Colby of Janus Capital Law Group appeared on behalf of New Patriot. In other matters, Mr. Colby is counsel to Medalist Diversified REIT, Inc.

About Blüm Holdings

Blüm Holdings is a leader in the cannabis sector. Our commitment to quality, innovation, and customer service makes us a trusted name in the cannabis industry, dedicated to shaping its future. Blüm Holdings operates leading dispensaries throughout California as well as several leading company-owned brands including Korova, known for its high potency products across multiple product categories, including the legendary 1000 mg THC Black Bar.

For more info, please visit: https://blumholdings.com.

Contact:

Jason Assad

LR Advisors LLC.

jassad@unrivaledbrands.com

678-570-6791